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                                   EXHIBIT 12

                   Statements Regarding Computations of Ratios

For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental payments under operating leases we believe to be representative of interest.